Exhibit 99.1

Comera Life Sciences Reports Financial Results for

Third Quarter 2023 and Recent Business Highlights

– Final stage of technical evaluation near completion in Comera’s research collaboration with Regeneron, a leading U.S. biotechnology company –

– Expanded and strengthened Comera’s global patent portfolio, broadening both geographic coverage and claims for core SQore excipient technology –

– Completed previously announced $4.1 million private placement of shares of Comera’s common stock, and accompanying warrants to purchase shares of its common stock, to existing stockholders –

WOBURN, Mass., November 9, 2023 — Comera Life Sciences Holdings, Inc. (Nasdaq: CMRA), a life sciences company developing a new generation of biologic medicines to improve patient access, safety, and convenience, today reported financial results for the third quarter ended September 30, 2023, and provided a business update.

“Comera continues to generate significant momentum, by expanding our patent portfolio, strengthening our cash position and advancing key partnerships. These accomplishments allow us to continue executing on our core value drivers, and increase value for our shareholders and partners,” said Jeffrey Hackman, Chairman and Chief Executive Officer of Comera. “As our business advances and we execute our goals and drive our value proposition, we remain focused on our mission to improve patient quality of life and reduce healthcare costs by leveraging our SQore™ platform to transform the delivery of biologics from intravenous to self-administered subcutaneous forms.”

Recent Business Highlights

•
Final stage of technical evaluation is near completion as part of an ongoing research collaboration with Regeneron, a leading U.S. biotechnology company. The partnership includes a right to negotiate a license after the technical evaluation is complete. Technical evaluation is expected to be completed in Q4 2023.
•
Presented research demonstrating SQore platform’s capabilities in the development of subcutaneous monoclonal antibody formulations at the PODD: Partnerships in Drug Delivery conference in Boston, Mass. The data presented highlighted that the SQore platform has successfully reduced the viscosity of a diverse range of monoclonal antibodies, demonstrating the platform’s versatility and remarkable capabilities.
•
Completed previously announced $4.1 million private placement of shares of its common stock, and accompanying warrants to purchase shares of its common stock, to existing stockholders at a purchase price of $0.51125 per share.
•
Published data in the Journal of Pharmaceutical Sciences that supports further development of caffeine as a viscosity reducing agent for subcutaneous formulations of monoclonal antibodies. The results show the rapid dissociation of caffeine upon subcutaneous injection and that caffeine does not affect pharmacokinetic profiles of the model monoclonal antibody, both of which are critical features of a successful subcutaneous formulation.
•
Received a Notice of Intention to Grant a European patent by the European Patent Office, which would represent the first granted patent in Europe for Comera’s SQore platform technology.
•
Expanded SQore platform patent portfolio with the issuance of four new patents and two new notices of allowance. The six new patents, three issued in the United States and three covering Canada, Korea and India, expand the number of proprietary viscosity reducing excipients in Comera’s SQore platform and significantly broaden claims covered by previously issued patents.
•
Entered into a partnership with Quality Chemical Laboratories, Inc. to manufacture one of Comera’s lead SQore excipients, as part of a broader strategy to secure the GMP manufacturing and supply chain of key proprietary technology owned by the Company. The collaboration gives Comera full control over supply chain and greater flexibility to support product development needs.

Third Quarter 2023 Financial Results

Comera reported revenues of $136 thousand for the three months ended September 30, 2023, compared to $235 thousand for the same period in 2022, with the decrease primarily related to a reduction in hours incurred on the ongoing research collaboration with Regeneron, which is now in its final stages.

Cost of revenue totaled $42 thousand for the three months ended September 30, 2023, compared to $61 thousand for the same period in 2022, with the decrease primarily related to the hours incurred on the Regeneron project during the three months ending September 30, 2023.

R&D expenses totaled $366 thousand for the three months ended September 30, 2023, compared to $395 thousand for the same period in 2022. The overall decrease of approximately $29 thousand is primarily related to a reduction in employee compensation expense in the three months ended September 30, 2023.

General and administrative expenses totaled $1.9 million, inclusive of $260 thousand of non-cash stock compensation expense, for the three months ended September 30, 2023, compared to $2.3 million for the same period in 2022. The overall decrease of approximately $429 thousand is primarily related to expenses in connection with the Company’s transition to operating a public company in the three months ended September 30, 2022, and an overall reduction in general and administrative spending.

Comera reported a net loss of $2.2 million, or $0.10 loss per share for the three months ended September 30, 2023, compared to a net loss of $3.2 million, or $0.20 loss per share, for the same period in 2022. The decrease was primarily due to an overall reduction in spending in the current year and higher non-operating expense in the prior year.

Comera had approximately $1.8 million in cash at September 30, 2023.

About Comera Life Sciences

Leading a compassionate new era in medicine, Comera Life Sciences is applying a deep knowledge of formulation science and technology to transform essential biologic medicines from intravenous (IV) to subcutaneous (SQ) forms. The goal of this approach is to provide patients with the freedom of self-injectable care, reduce institutional dependency and to put patients at the center of their treatment regimen.

To learn more about the Comera Life Sciences mission, as well as the proprietary SQore™ platform, visit https://comeralifesciences.com/.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events (including, for example, statements related to the Company’s expectation that the technical evaluation as part of the research collaboration with Regeneron will be completed, the Company’s expectation that it will enter into negotiations with Regeneron for a licensing arrangement and the extent to which that licensing arrangement may be profitable, and dealings with the Company’s SQore™ platform) that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including, but not limited to: the Company’s ability to maintain the listing of its securities on the Nasdaq Capital Market; the price of the Company’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which the Company plans to operate, variations in performance across competitors, changes in laws and regulations affecting the Company’s business and changes in the capital structure; the Company’s ability to execute on its business plans, forecasts, and other expectations and identify and realize additional opportunities; the risk of economic downturns and the possibility of rapid change in the highly competitive industry in which the Company operates; the risk that the Company and its current and future collaborators are unable to successfully develop and commercialize the Company’s products or services, or experience significant delays in doing so; the risk that we will be unable to continue to attract and retain third-party collaborators, including collaboration partners and licensors; the risk that the Company may never achieve or sustain profitability; the risk that the Company will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; the risk that the Company experiences difficulties in managing its growth and expanding operations; the risk that third-party suppliers and manufacturers are not able to fully and timely meet their obligations; the risk that the Company is unable to secure or protect its intellectual property; the risk that the Company is unable to secure regulatory approval for its product candidates; the effect of any resurgence of the COVID-19 pandemic or other public health emergencies on the Company’s business; general economic conditions; and other risks and uncertainties described in Item 1A of Part I of the Company’s Annual Report on Form 10-K filed with the SEC on March 17, 2023 under “Risk Factors” and in other filings that have been made or will be made with the SEC. The foregoing list of factors is not exhaustive. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Comera assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Comera can give no assurance that it will achieve its expectations.

Contacts

Comera Investor

John Woolford
ICR Westwicke
John.Woolford@westwicke.com

Comera Press

Jon Yu
ICR Westwicke
ComeraPR@westwicke.com

COMERA LIFE SCIENCES HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	September 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$1,767,870	$446,607
Restricted cash - current	—	1,505,625
Accounts receivable	—	34,320
Deferred issuance costs	—	90,047
Prepaid expenses and other current assets	862,626	986,499
Total current assets	2,630,496	3,063,098
Restricted cash - non-current	50,000	50,000
Property and equipment, net	186,738	257,186
Right-of-use asset	161,515	313,629
Security deposit	43,200	43,200
Total assets	$3,071,949	$3,727,113
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,144,822	$1,458,267
Accrued expenses and other current liabilities	1,226,129	1,295,764
Insurance premium financing	389,872	455,562
Deposit liability	—	1,505,625
Deferred revenue	—	144,280
Lease liability - current	171,596	199,184
Total current liabilities	2,932,419	5,058,682
Derivative warrant liabilities	37,266	277,507
Lease liability - noncurrent	—	120,302
Total liabilities	2,969,685	5,456,491
Commitments and contingencies
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; 3,895.53 and 4,305 shares designated Series A convertible preferred stock at September 30, 2023 and December 31, 2022; 3,895.53 and 4,305 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	4,322,866	4,517,710
Stockholders’ deficit:
Common stock, $0.0001 par value; 150,000,000 shares authorized; 30,737,796 and 16,709,221 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	2,759	1,671
Additional paid-in capital	36,727,205	28,655,164
Accumulated deficit	(40,950,566)	(34,903,923)
Total stockholders’ deficit	(4,220,602)	(6,247,088)
Total liabilities, convertible preferred stock and stockholders’ deficit	$3,071,949	$3,727,113

COMERA LIFE SCIENCES HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

	Three Months Ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Revenue	$136,310	$234,922	$844,280	$476,982
Cost of revenue	41,961	60,963	214,520	160,030
Operating expenses:
Research and development	366,015	394,800	945,415	1,250,570
General and administrative	1,885,405	2,314,554	5,822,107	8,027,316
Total operating expenses	2,251,420	2,709,354	6,767,522	9,277,886
Loss from operations	(2,157,071)	(2,535,395)	(6,137,762)	(8,960,934)
Other income (expense), net:
Change in fair value of derivative warrant liabilities	9,325	500,327	108,678	1,954,767
Reverse recapitalization issuance costs in excess of gross proceeds	—	—	—	(6,566,821)
Common stock purchase agreement issuance costs	—	(1,029,077)	—	(1,029,077)
Interest expense	(5,965)	(12,696)	(17,559)	(12,773)
Other expense, net	—	—	—	(426,666)
Total other income (expense), net	3,360	(541,446)	91,119	(6,080,570)
Net loss and comprehensive loss	(2,153,711)	(3,076,841)	(6,046,643)	(15,041,504)
Less: accretion of convertible preferred stock to redemption value	(85,468)	(86,816)	(258,156)	(287,984)
Net loss attributable to common stockholders	$(2,239,179)	$(3,163,657)	$(6,304,799)	$(15,329,488)
Net loss per share attributable to common stockholders — basic and diluted	$(0.10)	$(0.20)	$(0.31)	$(1.85)
Weighted-average number of common shares used in computing net loss per share attributable to common stockholders — basic and diluted	23,113,051	16,024,011	20,448,666	8,294,938